Exhibit 99.1

DATE: March 18, 2014

MEDIA CONTACT: Kim Averill (539) 573-0156	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Names Controller and CAO as Interim CFO

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced that Senior Vice President and Chief Financial Officer Rod Sailor will resign from the company effective March 31 to accept a position at another company.

The Board of Directors appointed J. Kevin Vann, who serves as the company’s Vice President, Controller and Chief Accounting Officer, to be interim Senior Vice President and Chief Financial Officer. Vann will also replace Sailor as director for Apco Oil and Gas International.

“We’re going to miss Rod and wish him well in his future endeavors,” said President & CEO Jim Bender. “He was instrumental in our launch as a company and in our transition period to new leadership.”

Bender said, “I’m pleased that we have a strong bench of finance and accounting personnel. Kevin’s financial experience in stewardship will help us to further strengthen the WPX portfolio of oil and natural gas properties. We look forward to working with and benefiting from Kevin’s experience.”

Vann began his career with Arthur Andersen in Tulsa before coming to Williams in 1998. He held positions responsible for accounting and risk management. In 2006, he became Controller for the Exploration & Production business of Williams, which later spun off as independent company WPX Energy.

Vann is a graduate of Oklahoma State University and member of the Oklahoma State Accounting Alumni Council. He served on the Board for Youth Services of Tulsa and the Advisory Council for the American Lung Association.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector, with nearly 40 local, state and federal awards for efficiency, innovation and corporate social responsibility. The company is actively developing its domestic oil and gas reserves in North Dakota, Colorado and New Mexico.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.